English Translation

Certified Copy

Document
of the Notary
Wolfgang Gründer
Magdeburg

I hereby certify the congruence of the following copy with the original presented to me

Magdeburg, 19 March 2007

sgd. Gründer

English Translation

Roll of Deeds No. 7722007 Negotiated in Magdeburg on 15 March 2007 appearing before me,

Notary

Wolfgang Gründer

with offices in 39104 Magdenburg, Breiter Weg 10 a,

Mr. Klaus Dieter Theise, born 10 August 1956 in Lübeck
Residing at: 39104 Magdeburg, Kantstr. 5
Known personally

Not acting in his own name but rather

a)	according to the data as the sole authorized managing director of the company below who declares that he is subsequently acting for the

GSA Grundstücksfonds Sachsen-Anhalt GmbH, headquartered in Magdeburg, recorded in the Trade Register of the Local Court of Stendal under HR B 108973, Business address: 39104 Magdeburg, Kantstraße 5,

- hereinafter referred to as “Seller“ -

b)	as the authorized representative, subject to the approval in the form for the Land Register for the company called

MAW Mansfelder Aluminiumwerk GmbH, headquartered in Hettstedt, recorded in the Trade Register of the Local Court of Stendal under HR B 215674, Business address: 06333 Hettstedt, Lichtlöcherberg 40

- hereinafter referred to as “Purchaser“ -

English Translation

The persons appearing, acting as reported, declare:

FOREWORD:

With the document from the notary Peter Krolopp in Magdeburg (Roll of Deeds no.: 1032/2004) dated 26 October 2004, the Seller offered the Purchaser the object of sale (property and machines) described in greater detail in the above document under Sec. 1 for purchase. This offer is to be modified by mutual consent. To avoid misunderstandings, the previous offer, in which modifications will be made, will be reproduced in its entirety below.

1.	In A. (Offer for the conclusion of a sales agreement for property and machines and equipment) the following changes are agreed:

1.01       I.2 (Binding Term, Acceptance) will be changed as follows:

The Seller is irrevocably bound to this offer up to and including 31 July 2010. The recipient of the offer may only accept the offer up to this date. The agreement will be implemented if the recipient of the offer declares in writing to a notary within the period named; the receipt of the acceptance document by the Seller is not relevant.

1.02       I.4 (Power of Attorney for Conveyance) will be modified as follows:

The Seller will grant the recipient of the offer a power of attorney free of the restrictions of Art. 181 BGB (German Civil Code), after the acceptance of the offer permitting the Purchaser to state or repeat the conveyance for the Seller as well as to submit any and all declarations which are required for or serve to execute the agreement. Here the principles of Part B, with regard to the liability for presentation, are to be observed.

The notary certifying the conveyance is to be instructed only to present the document which contains the conveyance after the provisions of the sales agreement Part B “Contents of the Sales Agreement” Bo. 10.02 are presented to the Land Registry.

The power of attorney expires at the end of 31 July 2010.

English Translation

2.         In B. (Contents of the Sales Agreement), the following modifications were agreed: 2.01 1 (Description of the Property)1.01 (Status of Land Register) will be modified as follows

Land Register	Großömer
Land Register office	Hettstedt

Land register sheet		1424

No.	Land	Land parcel	M²	Type and location
	2	271	84,565	Industrial and commercial

Encumbrances in Sec. II		No.1		Easement (right of way) for the specific owner of the property 1394/130 of Land 2, Großörner district
		No. 2		Easement (cable/pipe-break rights, natural gas, drinking water, process water, waste water and electrical energy line rights) for the specific owner of the properties No. 29, 36, 39, 50, 58 – entered in Großörner, sheet 1317 – and the properties Nos. 18, 28 - entered in Großörner, sheet 1254
		No. 3		Priority notice of conveyance regarding the partial area with a size of about 47,333 m² for the Aluwerk Hettstedt GmbH

Encumbrances in Sec. III		No encumbrances

GSA Grundstücksfonds Sachsen-Anhalt GmbH

The purchase area consists of a location and size known exactly in its nature to the parties to the agreement, with an approximate size of 30,977 m² from the land parcel 271, which is marked in yellow in Appendix 1 of this document.

2.02       No. 3 (Purchase Option) will be completely cancelled.

English Translation

4.          PURCHASE PRICE AND PAYMENT OF THE PURCHASE PRICE

4.01        Purchase price

The net purchase price is EUR 2,844,000 (in words – two million eight hundred and forty-four thousand euros). Of this sum, EUR 2,000,000 are allocated for the machines listed in appendices 2 and 3.

Should the responsible tax authorities not accept this distribution of the purchase price, this will be at the cost of the Purchaser.

Due to the fact that the Seller is acting with a fiduciary mandate and on behalf of the State of Saxony-Anhalt, it is to be assumed that the Seller is not authorized to deduct the input tax. Should the Seller nevertheless be required to pay the value-added tax, this will be assumed by the Purchaser and the purchase price will be increased accordingly.

4.02        Due date of purchase price

The purchase price falls due four weeks after the notary has sent a written memo to the Purchaser that the following prerequisites (“conditions for payment being due”) have been met.

4.03        Conditions for payment being due (to be monitored by notary)

a)

The notary has a certified copy of the title in which the Seller is entered as the owner of the properties to be sold and that any notices to the benefit of the Purchaser are not superseded by encumbrances after the conclusion of the agreement; encumbrances in which the Purchaser has cooperated in or assumed may precede the notice.

b)	The local government confirms that it has no purchase options or that these will not be exercised:

c)

The documents for the release of the property from mortgages to the extent agreed upon have been entrusted to the notary in deed form and the creditors do not request any price greater than the (net) purchase price for the free use of the release documents.

d)	The official permits required for this agreement are available.

To calculate the four-week deadline, the postal stamp of the memorandum sent to the address of the Purchaser as noted in this document will be decisive.

English Translation

4.04        Payment of Purchase Price

When the notary has informed the Purchaser in writing, the purchase price is to be paid, free of charges, onto the Seller’s account at the Norddeutsche Landesbank Magdeburg (BLZ 250 500 00) acct. no. 122 037 948 with the reference “8539-7890-000”.

4.05        Default

The Purchaser is in arrears if the Purchaser does not pay the purchase price within four weeks after the signing notary has sent the memorandum on the due date for the payment (event in terms of Art. 286 (2) No. 2 German Civil Court); a separate reminder is not required. The Purchaser will have to pay the statutory default interest, regardless of the obligation to pay additional damages for being in default.

4.06        Transfer of the Ownership of the Objects Sold as per Appendices 2 and 3

The parties are in agreement that the ownership of the objects in appendices 2 and 3 will be transferred to the Purchaser on the condition precedentthat the payment of the purchase price has been made.

The transfer of the objects of the sale as per appendices 2 and 3 occurs on the day after the payment of the purchase price due.

5.          SUBJUGATION TO EXECUTION

The Purchaser subjugates itself to the Seller for immediate foreclosure for the purchase price of EUR 2,844,000 and default interest of 5 % annually above the discount rate. Due to the principle of stipulation for the foreclosure, the default interest is due starting with the day of the certification of the acceptance of the purchase offer. Executable copies and clauses may not be issued without proof of the settlement date. There is no reversal of the burden of proof.

A reversal of the burden of proof is, however, not associated with this so that it is the obligation of the creditor to prove the existence or maturity of the claim in case a counter-claim is brought against the execution.

8.          RIGHTS OF THE BUYER IN CASE OF DEFECTS

8.01        General

After the notary instructed the participants about the differences between the agreements on properties and conditions and guarantees as well as the statutory rights associated with them and the

English Translation

opportunities, limitations and legal consequences of exclusions of liability and the assumption of encumbrances, the participants continued.

8.02        Assurances

The Seller assures that he is not aware of hidden defects and that he is not maliciously concealing hidden defects.

The Seller does, however, assure that he is not aware of the so-called co-usage rights of third parties as per the ZGB of the former GDR.

8.03        Exclusion of liability

The Purchaser has inspected the object of sale. The Purchaser is purchasing this in the current, used, age-related condition. The rights of the Purchaser for material defects of the property and the buildings or objects purchased are excluded except where arranged in this agreement. This also applies for any claims for damages, unless the Seller acted with intent.

The current condition is that existing at the time of the acceptance of the offer. Neither is the Seller liable for defects arising after this point in time.

8.04        Contamination

The Seller does not vouch for the object of purchase being free of ecological contamination, other environmental damage and hygienic burdens or other environmentally relevant issues such as garbage or asbestos-containing building materials (“freedom from contamination”). The freedom from contamination is therefore not arranged or guaranteed as a characteristic.

8.05        Notice of exemption

a)

With the Notice of Exemption from the Halle Regional Council from 16 February 1996, the previous owner was partially exempted from the costs of the public-legal responsibility and private liability claims for damages which were caused by the operation of equipment or the use of the property prior to 1 July 1990 and from which a hazard for the public safety and order arises as well as from corresponding damage claims. The Purchaser is aware of the exemption.

b)

With the purchase agreement dated 18 February 2002 with the Aluhett Aluminiumwerk GmbH, the Seller assumed the rights resulting from the Notice of Exemption – to the extent that they were for that object of sale – and to the extent that these rights are

English Translation

transferable and enforceable.

c)

The Purchaser will submit an application to the state agency for the exemption from contamination within three months of concluding the agreement to transfer the rights resulting from the Notice of Exemption from the Halle Regional Council from 18 February 1996 to the extent that these rights on the object of sale as per Article 1 of this agreement are applicable for the Purchaser. Should the Purchaser not submit this application within the three-month period, the Seller has the right to withdraw.

d)

The Seller provides no guarantee that the conditions of the Notice of Exemption of Contamination were met; the Purchaser waives the assertion of any claims against the Seller resulting from the notice and/or its transfer. The Seller is not obligated to take any measures which enforce the notice or that are necessary to maintain its validity. The Purchaser has no claim of any kind against the Seller or its legal predecessor on the basis of regulations contained in this section about the announcement of the Notice of Exemption of Contamination after the transfer of resultant rights to the Purchaser.

8.06

The Seller assures that - with the exception of no. 8.05 d) – there are no official conditions which have not been met and that the Seller is not aware that the current usage contradicts public-legal regulations. The Seller assures that the Seller is not aware of building defects of which the Purchaser is not aware or which the Purchaser might not be justifiably aware of.

8.07        Rights and Encumbrances

a)             Encumbrances in Section II and III of the Land Register

The Seller is obligated to make the property sold free of encumbrances and restrictions in the land register, to the extent that they are not assumed by the Purchaser or authorized with the Purchaser’s approval. The Purchaser assumes the following:

Encumbrances in Sec. II	No. 1 and 2
Encumbrances in Sec. III	none

The Purchaser does not, in any case, assume any restoration notices entered in the land register. Should there be such a note, the Purchaser has the right to withdraw from the agreement.

b)             Building encumbrances and easements not entered

Building encumbrances and easements not entered in the land register will be assumed by the Purchaser. The Seller declares that he has not initiated entries in the building encumbrances index

English Translation

and that the Seller is not aware of any building encumbrances. The participants were made aware of the possibility to inspect the building encumbrances index.

c)             Contractual object in acceding territory

The object of the agreement is located in the new German states. In view of that fact the participants were instructed about the particularities of real estate law in the new German states, in particular about the possibility of the existence of in rem rights of usage, third-party building ownership not listed in the land register and possible purchase options. The Seller is not aware of the existence of such rights. The Seller, however, points out that no investigations were conducted in this regard.

The Purchaser reserves the right to withdraw from the portion of the contract pertaining to the law of obligations by means of a written statement in a registered letter, if the there should be ownership of the building and/or co-usage rights to the building and equipment (“old rights”) for the object of the agreement stemming from the former GDR law and, within a period of three months beginning with the delivery of the announcement by the Seller to the Purchaser about the existence of such rights, the Seller has not achieved an agreement on a waiver or another release of encumbrance from the holder of the old rights. The right to withdraw is granted to the Purchaser only if the Purchaser has informed the Seller of the existence of old rights within 6 months after the effective conclusion of this agreement (effective acceptance of the offer) and the withdrawal is stated at the latest 4 months after the delivery of the above-mentioned announcement to the Seller.

8.08        Historical preservation

The Seller assures that he is not aware that the object of the agreement is historically protected as per the State Historical Protection Act. It is a matter of the Purchaser to establish clarity in the matter.

8.09        Conditions of usage

The object of the agreement is leased to the Purchaser.

Until the effective conclusion of the agreement (acceptance of the offer) and payment of the purchase price due, the regulations between the parties are defined by the existing lease.

8.10        Right of withdrawal

In case

-

the rights from the Notice of Exemption from the Halle Regional Council from 16 February 1996 are not transferred to the Purchaser to the extent which these rights of the object of the sale are described in Art. 1 of this agreement (see No. 8.05 (c)), or

-	other rights or encumbrances exist than those listed in No. 8.07 a,

English Translation

the Purchaser has a right of withdrawal. The right of withdrawal must be stated to the Seller in a registered letter with return receipt. The notary is to be informed with a copy. In case of a withdrawal, the Seller will bear the costs of this document and its execution as well as the rescinding of the agreement. In case of a withdrawal of the agreement the Purchaser is obligated to immediately delete the entries in the land register made to his benefit (and the financing mortgaging rights authorized at his behest) at his costs.

The right of withdrawal by the Purchaser in this no. 8.10 is limited to one year beginning with the date of the effective acceptance of this offer.

(3) These changes in the offer for the conclusion of a sales agreement for property and machines and equipment is on the condition precedent that an agreement is concluded on the usage of the transverse parts plant and the annealing furnace in the stamping hall.

The other arrangements in the sales offer (roll of deeds no. 1032/2004) of the notary Peter Krolopp in Magdeburg) from 26 October 2004 remain unaffected by this first amendment.

The costs for this first amendment of the offer for the conclusion of a sales agreement for property and machines and equipment related to the modification of the sales object and the purchase price will be borne by the Seller.

The costs for this first amendment of the offer for the conclusion of a sales agreement for property and machines and equipment related to the modification of the extension of the binding deadline will be borne by the recipient of the offer.

Otherwise the costs for the offer from 26 October 2004 (Roll of Deeds 1032/2004 of the notary Krolopp in Magdeburg) continue to apply.

The costs of this document will be borne in the following ratio by the contractual parties

- GSA Grundstücksfonds Sachsen-Anhalt GmbH	1/3
- MAW Mansfelder Aluminiumwerk GmbH	2/3.

This transcript was read to the persons appearing by the notary, then approved by all those appearing and signed in their own hand by him and the notary:

Sgd. Theise
Sgd. Gründer, notary